Exhibit 99.4

Ernest Health, Inc. and Subsidiaries

Consolidated Financial Statements

Years Ended December 31, 2010 and 2009

Independent Auditors’ Report

Board of Directors

Ernest Health, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Ernest Health, Inc. and Subsidiaries (collectively, the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Phoenix, Arizona

April 8, 2011

Ernest Health, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$17,567,797	$21,464,707
Accounts receivable, net of allowance for bad debts of $1,819,000 in 2010 and $5,329,000 in 2009	30,677,579	37,992,426
Inventories	1,367,411	1,285,061
Prepaid expenses	1,120,181	995,805
Short-term investments	150,000	350,000
Other current assets	108,397	139,418

Total current assets	50,991,365	62,227,417

Property and equipment:
Land	18,926,524	17,361,893
Buildings, land improvements, and leasehold improvements	120,359,056	115,934,383
Equipment	42,737,224	41,846,653
Furniture and fixtures	5,037,457	4,772,759
Computer equipment, hardware and software	17,005,759	14,230,632
Construction in progress	4,206,795	1,385,238

	208,272,815	195,531,558
Accumulated depreciation	(55,150,713)	(43,299,947)

Total property and equipment, net	153,122,102	152,231,611

Other assets:
Deferred financing fees, net	2,870,510	3,227,565
Deposits and other	322,466	399,133

Total other assets	3,192,976	3,626,698

	$207,306,443	$218,085,726

	December 31
	2010	2009
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$6,804,175	$4,072,852
Estimated third-party settlements	5,762,543	632,080
Accrued compensation	9,710,102	13,220,329
Current portion of long-term debt	7,709,798	6,719,164
Other current liabilities	6,750,674	5,816,691

Total current liabilities	36,737,292	30,461,116

Long-term debt, net of current portion	162,749,049	185,043,889
Preferred shares subject to mandatory redemption, including accrued interest (liquidation value of $146,032,461)	120,835,995	137,157,512
Deferred rent	84,352	56,235

Total liabilities	320,406,688	352,718,752

Stockholders’ deficit:
Controlling interest:
Common stock, $0.01 par value; 26,380,346 shares authorized; 24,773,841 and 24,255,091 issued; and 24,249,096 and 23,730,346 outstanding in 2010 and 2009, respectively	247,739	242,551
Additional paid-in capital	38,511,552	11,699,507
Notes receivable attributable to common stock grants	(503,637)	(403,637)
Treasury stock, 524,745 shares in 2010 and 2009, at cost	(262,373)	(262,373)
Accumulated deficit	(152,461,891)	(147,092,730)

Total controlling interest	(114,468,610)	(135,816,682)
Non-controlling interest	1,368,365	1,183,656

Total stockholders’ deficit	(113,100,245)	(134,633,026)

Total liabilities and stockholders’ deficit	$207,306,443	$218,085,726

See accompanying notes.

Ernest Health, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31
	2010	2009

Net patient service revenue	$212,394,999	$216,595,514
Other operating income	822,845	1,407,570

Total operating income	213,217,844	218,003,084

Operating expenses:
Salaries and benefits	123,213,000	121,373,553
Depreciation and amortization	13,161,863	13,400,963
Supplies	19,059,624	18,538,494
Contract labor and services	15,825,445	15,066,203
Utilities	3,476,444	3,273,214
Insurance	1,978,340	2,562,856
Travel and transportation	2,455,151	2,094,776
Professional fees	2,847,035	1,576,700
Taxes (gross receipts, property and other)	3,719,274	3,664,904
Bad debt (recovery) expense	(135,263)	7,143,339
Other fees, primarily management and medical director fees	4,780,412	3,697,262
Other patient related expenses	2,160,752	2,237,464
Recruiting and relocation	882,463	940,466
Minor equipment	242,195	474,699
Other	5,103,353	3,870,735

Total operating expenses	198,770,088	199,915,628

Income from operations	14,447,756	18,087,456

Nonoperating (income) and expense:
Interest income and other	(290,256)	(229,868)
Interest expense – preferred shares subject to mandatory redemption	5,178,875	12,275,802
Interest expense – other	14,724,632	15,777,445

Total nonoperating expense	19,613,251	27,823,379

Net loss before income tax expense	(5,165,495)	(9,735,923)
Income tax expense	18,957	115,000

Net loss	(5,184,452)	(9,850,923)
Less net income attributable to non-controlling interest	184,709	12,176

Net loss attributable to controlling interest	$(5,369,161)	$(9,863,099)

See accompanying notes.

Ernest Health, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Deficit

			Additional Paid-In	Notes Receivable Attributable to Common Stock	Treasury	Accumulated
	Common Stock
	Shares	Par Value	Capital	Grants	Stock	Deficit	Total

Balance, January 1, 2009	21,880,091	$218,801	$10,785,822	$(403,637)	$(262,373)	$(137,229,631)	$(126,891,018)
Issuance of restricted common stock	575,000	5,750	12,578	—	—	—	18,328
Conversion of debt to common stock	1,800,000	18,000	882,000	—	—	—	900,000
Stock-based compensation	—	—	19,107	—	—	—	19,107
Net loss	—	—	—	—	—	(9,863,099)	(9,863,099)

Balance, December 31, 2009	24,255,091	242,551	11,699,507	(403,637)	(262,373)	(147,092,730)	(135,816,682)
Issuance of restricted common stock	175,000	1,750	28,197	—	—	—	29,947
Issuance of common stock	343,750	3,438	168,438	(100,000)	—	—	71,876
Interest forteiture on preferred shares	—	—	4,957,194	—	—	—	4,957,194
Fair value adjustment on preferred shares	—	—	24,506,065	—	—	—	24,506,065
Accretion on preferred shares	—	—	(2,863,320)	—	—	—	(2,863,320)
Stock-based compensation	—	—	15,471	—	—	—	15,471
Net loss	—	—	—	—	—	(5,369,161)	(5,369,161)

Balance, December 31, 2010	24,773,841	$247,739	$38,511,552	$(503,637)	$(262,373)	$(152,461,891)	$(114,468,610)

See accompanying notes.

Ernest Health, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31
	2010	2009
Operating activities
Net loss contributable to controlling interest	$(5,369,161)	$(9,863,099)
Adjustments to reconcile net loss contributable to controlling interest to net cash provided by operations
Depreciation and amortization	13,161,863	13,400,963
Bad debt (recovery) expense	(135,263)	7,143,339
Stock-based compensation expense	45,418	37,435
Interest on mandatorily redeemable preferred shares	5,178,875	12,275,802
Non-controlling interest in consolidated subsidiary earnings	184,709	12,176
Changes in assets and liabilities:
Accounts receivable	7,450,110	(17,086,270)
Estimated third-party settlements	5,130,463	2,484,190
Inventories	(82,350)	550,122
Prepaid expenses	(124,376)	(496,828)
Deposits and other assets	307,688	302,282
Accounts payable	1,704,732	406,564
Accrued compension	(3,510,227)	5,073,813
Other liabilities	658,541	1,323,553

Net cash provided by operating activities	24,601,022	15,564,042

Investing activities
Purchase of property and equipment	(11,325,829)	(3,434,920)

Net cash used in investing activities	(11,325,829)	(3,434,920)

Financing activities
Proceeds from payment on notes receivable to officers		—
Proceeds from issuance of long-term debt		—
Payment on long-term debt	(21,304,206)	(5,342,024)
Proceeds from issuance of short-term debt	—	—
Payment on short-term debt	—	—
Financing fees	(939,773)	(78,611)
Proceeds from issuance of common stock	71,876	—
Proceeds from issuance of mandatorily redeemable preferred shares	5,000,000	—

Net cash used in financing activities	(17,172,103)	(5,420,635)

(Decrease) increase in cash and cash equivalents	(3,896,910)	6,708,487
Cash and cash equivalents at beginning of year	21,464,707	14,756,220

Cash and cash equivalents at end of year	$17,567,797	$21,464,707

Ernest Health, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (continued)

	Year Ended December 31
	2010	2009

Interest paid	$13,521,824	$17,160,017

Schedule of noncash financing and investing activities:
Interest on preferred stock capitalized to property and equipment	$99,547	$—
Interest on long-term debt capitalized to property and equipment		—
Exchange of notes receivable for treasury stock		—
Issuance of preferred stock in exchange for accrued interest		—
Issuance of preferred stock in exchange for debt outstanding	—	8,100,000
Issuance of common stock in exchange for debt outstanding	—	900,000
Interest forteiture on preferred shares	4,957,194	—
Fair value adjustment on preferred shares	21,642,745	—
Accrual of property and equipment invoices	1,330,150	—

See accompanying notes.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2010

1. Organization and Description of Business

Ernest Health, Inc. (the Company) was incorporated in the state of Delaware on November 19, 2003. The corporate headquarters are located in Albuquerque, New Mexico. The Company develops and operates post-acute healthcare facilities dedicated to the recovery of individuals who have functional deficits as a result of injury or illness. The Company operates through various subsidiaries, including seven freestanding inpatient rehabilitation hospitals (IRF) in New Mexico, Texas, Arizona, South Carolina, Wyoming, and Colorado, (one of which is a multi-campus facility in Texas). The Company also operates eight freestanding long-term acute care (LTAC) hospitals in Idaho, Texas, Montana and Utah, (two of which are multi-campus facilities in New Mexico and Colorado). The Company’s IRF facility located in Wyoming is 25% owned by an unrelated hospital. The Company has consolidated this joint venture. In addition, the Company is in the process of building an IRF in Texas which is expected to be completed in July 2011.

2. Financial Liquidity and Resources

The Company has financed its development activities primarily through private placements of common stock and mandatorily redeemable preferred stock with various private equity funds and loans with various financial institutions. Collectively, the private equity funds have a controlling interest in the Company.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company continues to produce operating cash flows sufficient to meet its operating expenses and debt service requirements. Management anticipates funding the future cash flow needs of the Company through the cash flow generated by existing mature hospitals, as well as, the continued maturation of the remaining hospitals. As the result of cash flow from operations, the Company has working capital of approximately $14.3 million at December 31, 2010 available to fund future operations (subject to minimum liquidity requirements required by the term loan, see Note 8). Included in the statement of operations for the period ending December 31, 2010, are transactional costs of $2.6 million related to certain transactions that were ultimately not consummated. In addition, the Company has recognized approximately $1.4 million in pre-opening costs related to start-up operations and hospitals in the first year of operation.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

2. Financial Liquidity and Resources (continued)

Management believes its existing working capital and expected operating cash flows during 2011 will be sufficient to finance its obligations into 2012. Redemption of the Company’s preferred stock and accrued interest is scheduled in December 2013. If the Company is not able to pay the preferred stock redemption amount in 2013, the Company will request an extension of the redemption date from the preferred stockholders.

3. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and its controlled subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Management’s Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amount of revenues and expenses. Significant estimates include third-party settlements, allowances for contractual adjustments and bad debts and other loss accruals. Actual results could differ from these estimates.

For the year ended December 31, 2010, the Company recorded a change in estimate as a result of favorable collection experience on prior year patient accounts which resulted in a reduction to the bad debt expense of approximately $2.7 million.

In addition, for the year ended December 31, 2010, the Company recorded a reduction to net patient revenue of approximately $1.7 million relating to prior year estimated Idaho Medicaid cost report settlements.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments classified as current assets and current liabilities approximate fair value. The fair values of other financial instruments are disclosed in their respective notes.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Significant Accounting Policies (continued)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less.

Short-Term Investments

Short-term investments consist of investments with original maturities greater than three months but less than or equal to one year. Short-term investments include monies restricted in connection with the Company’s workers’ compensation program.

Accounts Receivable

Accounts receivable consist primarily of amounts due from Medicare and various state Medicaid programs, managed care health plans, commercial insurance companies and individual patients. Net accounts receivable have been adjusted to the estimated amounts to be received. These estimates are subject to further adjustments upon review by third-party payors. An estimated allowance for bad debts and bad debt expense is recorded to the extent it is probable a portion or all of a particular account will not be collected. In evaluating the collectability of accounts receivable, the Company considers a number of factors, including historical collection experience, the age of the accounts, changes in collection patterns, the composition of patient accounts by payor type, the status of ongoing disputes with third-party payors and general economic conditions.

The composition of accounts receivable by payor as of December 31 is as follows:

	Medicare	Medicaid	Commercial and Other
2010	51%	12%	37%
2009	58%	9%	33%

Receivables from government programs are significant to the Company’s operations. Management does not believe there are any significant concentrations from any particular payor which would subject the Company to any significant credit risks in the collection of its accounts receivable.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Significant Accounting Policies (continued)

Inventories

Inventories consists primarily of pharmaceutical and medical supplies. Inventories are presented at the lower of cost or market value. Cost is determined using the first-in, first-out method.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the term of the related lease or the estimated useful lives of the improvements, whichever is shorter. The range of estimated useful lives is as follows:

Buildings and leasehold improvements	5 to 40 years
Land improvements	15 years
Equipment	3 to 15 years
Furniture and fixtures	3 to 15 years
Computers and hardware	5 years
Software	3 years

Maintenance and repairs are charged to operations when incurred. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in income from operations.

Construction in progress (CIP) is recorded at cost and includes the accumulated costs of various information technology projects and hospital construction projects. All projects remain in CIP until such point the project is determined to be substantially ready for its intended use, at which point the accumulated costs are transferred to the appropriate asset category and depreciated.

Deferred Financing Fees

The Company has incurred fees in connection with debt financings. These fees are capitalized and amortized over the term of the underlying debt, using the straight line method, which approximates the effective interest method. Accumulated amortization of such costs was $4.0 million at December 31, 2010 and $2.8 million at December 31, 2009.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Significant Accounting Policies (continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash deposited with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation ($250,000) and by the Security Investor Protection Corporation ($500,000). The Company believes it mitigates credit risk by depositing cash with major financial institutions. At December 31, 2010, the Company’s uninsured balance was approximately $17 million. Management monitors the financial condition of these financial institutions and does not believe any significant credit risk exists at this time.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets or asset groups whenever adverse events or changes in business climate indicate that their carrying value may not be recoverable. If the net book value of the related assets exceeds the undiscounted future cash flows of the assets, the carrying amount would be reduced to the present value of their expected future cash flows and an impairment loss would be recognized. There are no impairment losses in either 2010 or 2009.

Income Taxes

The Company provides for income taxes using the asset and liability method. The Company recognizes the amount of income taxes payable or refundable for the year as well as deferred tax assets and liabilities. Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statements and tax basis of assets and liabilities, as measured by the enacted tax rates, which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or noncurrent, depending on the classification of the assets or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse. Valuation allowances are recorded to reduce the amount of deferred tax assets when, based upon available objective evidence such as historical taxable income, the expected reversal of temporary differences, and projections of future taxable income, management cannot conclude it is “more likely than not” that some or all of the deferred tax assets will be realized.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Significant Accounting Policies (continued)

Mandatorily Redeemable Preferred Stock

All of the Company’s preferred stock issuances have been determined to be mandatorily redeemable financial instruments, and accordingly, are classified as debt. The Preferred Series A and B include a cumulative dividend of 10%, compounded annually through January 1, 2010 at which time the Preferred Series A and B no longer earned dividends. The Preferred Series C includes a cumulative dividend of 15% for one year after the original issue date and 18% until redemption in December 2013.

Net Patient Service Revenue

Net patient service revenue is recorded during the period the health care services are provided, based upon the estimated amounts due from the patients and third-party payors. The Company has agreements with third-party payors that provide for payments to each of its hospitals. These payment agreements may be based upon prospective rates, reimbursable costs, established charges, discounted charges or per diem payments. Net patient service revenue is reported at the estimated net realizable amounts from Medicare, Medicaid, other third-party payors and individual patients for services rendered. Retroactive adjustments which may result from future examinations by third-party payors are accrued on an estimated basis in the period the related services are rendered and adjusted as necessary in future periods based upon final settlements. The composition of net patient service revenue by significant payor for the years ended December 31, are as follows:

	Medicare	Medicaid	Commercial and Other
2010	70%	4%	26%
2009	67%	6%	27%

From time to time, the Company provides care to patients who are financially unable to pay for their health care services. The Company does not pursue collection from patients who qualify as charity care, accordingly, such amounts are not recorded as revenue.

Most services rendered to Medicare and Medicaid beneficiaries are reimbursed at prospectively determined rates per discharge. These rates vary according to a patient classification system that is based on clinical and diagnostic factors. Certain services of the Medicare program and certain

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Significant Accounting Policies (continued)

state Medicaid programs are paid on a cost reimbursement methodology. The Company is reimbursed for cost reimbursement items at a tentative rate, with final settlement determined after submission of annual cost reports and audits are performed by the intermediary. The Company has recorded the estimated amounts owed under these cost reimbursed programs as estimated third-party settlements. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded third-party payor settlement estimates may change by a material amount as cost report adjustments become known or cost report years are no longer subject to audit.

Stock-Based Compensation

The Company recognizes compensation expense for share-based payment transactions with employees, such as grants of stock options and restricted stock, as services are provided based on the estimated fair value at the grant date over their vesting periods. The Company uses the Black-Scholes method to estimate the fair value of stock options as of the date of grant and estimates the fair value of restricted stock based on the determined current fair value of the Company’s common stock.

Risk Management

The Company’s professional risk policy is a claims-made policy with first level coverage per incident of $1 million, and $3 million in the aggregate. In addition, the Company purchased excess insurance, which covers individual losses up to $10 million, subject to an aggregate of $10 million. The Company retains a self-insured retention of $25,000 per occurrence under the professional risk policy.

Management accrues for the Company’s self-insured retention limit relating to the estimated ultimate cost of settling claims, which includes costs associated with litigating or settling claims, when the incidents that give rise to the claims occur. Management’s estimate of the ultimate costs of the claims is based on the nature and volume of claim activity during the period, as well as trends and developments in claim activity. Management’s accrual includes an estimate of the losses that will result from unreported incidents which are probable of having occurred before the end of the reporting period.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Significant Accounting Policies (continued)

The Company maintains a certificate of deposit to serve as collateral for a letter of credit available related to the Company’s 2007 workers compensation policy. At December 31, 2010, the certificate of deposit is $150,000. The certificate earns interest at a variable rate and matures in January 2012, unless released earlier by the insurance carrier.

For 2010 and 2009, the Company insured its workers’ compensation risk under a $1 million per employee and per accident policy, with no underlying retention.

The Company self-insures for the cost of employee’s healthcare coverage and assumes liability for healthcare claims, limited by a stop loss limit of $300,000 per claim. The Company records the estimated liability utilizing actuarial methods. At December 31, 2010 and 2009, the Company has recorded a liability of $1.8 million and $ 1.9 million, respectively.

Subsequent Events

Management is required to assess events or transactions that occur after the balance sheet date, but before the financial statements are issued. There are two types of subsequent events: recognized subsequent events, which provide additional evidence about conditions which existed at the balance sheet date, and non-recognized subsequent events, which provide evidence about conditions that did not exist at the balance sheet date, but arose before the financial statements were issued. Recognized subsequent events are required to be recognized in the financial statements, and non-recognized subsequent events are required to be disclosed. The Company has evaluated subsequent events through the date of issuance, April 8, 2011.

Reclassifications

Certain reclassifications have been made to the 2009 financial statements to conform to the 2010 presentation.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Fair Value Measurements

Fair value is defined as an exit price and represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the Company utilizes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•

Level 1. Pricing inputs into the determination of fair value are generally observable inputs such as quoted prices in active markets. Financial assets in Level 1 include cash, certificates of deposit and money market accounts.

•

Level 2. Pricing inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the asset or liability.

•

Level 3. Pricing inputs are generally unobservable and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require management’s judgment or estimation using assumptions that market participants would use in pricing the assets or liabilities. The fair values are, therefore, determined using factors that involve considerable judgment and interpretations, including but not limited to private and public comparables, third party appraisals, and discounted cash flow models.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques identified in the tables below. Where more than one technique is noted, individual assets or liabilities were valued using one or more of the noted techniques. The valuation techniques are as follows:

(a)	Market approach. Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

4. Fair Value Measurements (continued)

(b)	Cost approach. Amount that would be required to replace the service capacity of an asset or liability (replacement cost).

(c)	Income approach. Techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing and excess earnings models).

	Balance at December 31	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Valuation Technique (a,b,c)
December 31, 2010
Cash	$4,872,154	$4,872,154	$—	$—	a
Money market	12,695,643	12,695,643	—	—	a

Total cash and cash equivalents	17,567,797	17,567,797	—	—
Certificate of deposit – included in short –term investments	150,000	150,000	—	—	a

	$17,717,797	$17,717,797	$—	$—

December 31, 2009
Cash	$1,909,319	$1,909,319	$—	$—	a
Money market	19,555,388	19,555,388	—	—	a

Total cash and cash equivalents	21,464,707	21,464,707	—	—
Certificate of deposit – included in short –term investments	350,000	350,000	—	—	a

	$21,814,707	$21,814,707	$—	$—

The Company estimated the fair value of long term debt using a discounted cash flow approach, applying rates currently offered in modification of the original rate and considered the Company’s non-performance risk. The estimated fair value of the Company’s long-term debt approximated $167 million and $192 million as of December 31, 2010 and 2009, respectively.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Recent Accounting Pronouncements

In January 2010, an accounting standard was released that provided additional clarification as to the fair value measurements and disclosures. The accounting standard requires companies to disclose the amounts of significant transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to level 3 measurements. It also provides clarification for existing disclosures about the level of disaggregation for each class of asset and liability, and about inputs and valuation techniques used to measure fair value. The accounting standard is effective for fiscal years beginning after December 15, 2009, except for the requirements to provide the level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010. The adoption of the accounting standard did not have a material impact on the Company’s consolidated financial statements.

In August 2010, an accounting standard was released relating to the accounting and disclosure of insurance claims and related insurance recoveries. The accounting standard will require companies to report the estimated ultimate cost of malpractice claims as a liability and any anticipated insurance recoveries will be reported as an asset on the statement of financial position. The malpractice liability cannot be reported net of anticipated insurance recoveries. The accounting standard will be effective for the Company on January 1, 2011. Management is currently evaluating the effect of adopting this accounting standard on the consolidated financial statements.

In August 2010, an accounting standard was released relating to charity care disclosures. The accounting standard will require companies to disclose the amount and methods used to determine the cost of charity care provided. Charity care will be measured based on the direct and indirect costs of providing charity care. The accounting standard will be effective for the Company on January 1, 2011. Management is currently evaluating the effect of adopting this accounting standard on the consolidated financial statements.

6. Loans to Officers

During 2006, 2005 and 2004, the Company entered into note receivable agreements with officers of the Company in exchange for the purchase of common shares in the Company.

In November 2010, the Company entered into an agreement with an officer of the Company to purchase 325,000 common shares at $0.50 per common share, partially funded by a $100,000 note receivable to the officer.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

6. Loans to Officers (continued)

At December 31, 2010, the notes receivable balance was $503,637, of which $100,000 relates to a 2010 note and $403,637 relates to 2006 and prior notes. The 2010 and prior notes accrue interest at 3.11% per annum. The 2010 and 2004 notes are scheduled to mature in 2013. The 2006 and 2005 notes are scheduled to mature in 2012. The notes require annual interest-only payments through the date of maturity. The notes are presented as a component of stockholders’ deficit as the notes are related to the sale of common stock and are not required to be repaid within a short period of time.

7. Other Current Liabilities

Other current liabilities consist of the following at December 31:

	2010	2009
Accrued property taxes	$1,988,350	$1,952,920
Accrued health insurance	1,829,836	1,879,505
Accrued interest	1,218,434	—
Other	1,714,054	1,984,266

	$6,750,674	$5,816,691

8. Long-Term Debt

Long-term debt consists of the following at December 31:

	2010	2009
Variable-rate facility term loans, due December 2012	$159,199,387	$165,249,788
Variable-rate revolving loan, repaid in 2010	—	14,998,250
Variable-rate Wyoming term loan, due August 2015	8,782,550	8,900,000
Variable-rate Wyoming equipment loan, due August 2016	2,476,910	2,600,000
Other	—	15,015

Total long-term debt	170,458,847	191,763,053
Less current portion	(7,709,798)	(6,719,164)

Long-term debt, net of current portion	$162,749,049	$185,043,889

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Long-Term Debt (continued)

The future maturities of long-term debt at December 31, 2010 are as follows:

Year ending December 31,
2011	$7,709,798
2012	153,101,174
2013	889,332
2014	889,332
2015	7,495,744
Thereafter	373,467

$170,458,847

Variable Rate Facility Term Loans and Revolving Loan

The Company has entered into an agreement with Ally Commercial Finance (Ally), formerly GMAC, for term loans with an aggregate commitment of $175 million plus a revolving loan of $5 million. These term loans are secured by the underlying real and personal property of each hospital. The term loans require monthly principal and interest payments. The remaining principal balance on the $175 million term loans was approximately $159 million and $165 million at December 31, 2010 and 2009, respectively. The term loans mature in December 2012.

During 2008, the Company amended the original agreement with Ally to release the Company’s joint venture hospital in Wyoming as collateral to the agreement, allowing the Company to seek other financing for the Wyoming hospital. The amendment lowered the minimum liquidity requirement to $2.5 million for the remaining period of the term loans and modified the interest rate on the term loans to include monthly interest payments at a rate of LIBOR plus 5.00% with a floor of 8.00%. The interest rate at December 31, 2010 and 2009 was 8.00%.

During 2009, the Company entered into a Limited Consent with Ally to create a newly formed limited liability company and engage in the expansion of one of the Company’s LTAC hospitals in Texas. The project was completed in the third quarter of 2010.

During July 2010, the Company entered into an amended agreement with Ally. The agreement removes original restrictions requiring approval for the creation of any new corporate entity and approves the use of existing corporate shells for board approval projects. The amendment

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Long-Term Debt (continued)

provides the Company with the flexibility to expand its current operating facilities, either through construction or acquisition. The Company incurred a fee of approximately $900,000 in connection with the amendment which has been recorded as deferred financing fees.

The July 2010 amendment also required the Company and Ally to begin the process of syndicating the term loans in the first quarter of 2011, with the following provisions; a) interest may be increased by 125 basis points if such change is necessary to ensure full syndication; b) if syndication is achieved, the Company will pay to Ally a fee in an amount equal to the highest participating lender fee; c) if the syndication is not achieved, the Company will be liable to pay approximately $3.2 million to Ally and the interest rate on all term loans will immediately increase 125 basis points over the existing interest rate in effect. The Company is in the process of refinancing the term loans with a potential lender (see Note 14).

Through the original Ally term loans commitment, the Company had a $15 million revolving loan available to draw upon at an 85% advance rate on qualified facility accounts receivable due from third-party payors. The Company maintains a lockbox account to which all qualified collections must be remitted. In connection with the July 2010 amendment, the Company was required to pay down the existing $15 million revolver by $10 million, and subsequently paid down the remaining $5 million. After the pay-down, the total amount available was $5 million. At December 31, 2010, the Company had no advances on the revolver. The revolving loan terminates in December 2012. Interest on the revolving loan bears interest at a rate of LIBOR plus 5.00% or a floor of 8.00%. Interest on the revolving loan at December 31, 2010 and 2009 was 8.00%.

The terms of the Ally agreements require the Company to meet certain financial covenants including an interest coverage ratio and fixed charge coverage ratio at each hospital, excluding the Wyoming hospital, and a minimum liquidity ratio at the consolidated level. At December 31, 2010 and 2009, the Company was in compliance with all of the required financial covenants.

During the first quarter of 2011, the Company determined that one of its hospitals did not meet certain covenant requirements. However, in accordance with the terms of the Ally agreement, the Company has cured the covenant violation as of March 31, 2011.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Long-Term Debt (continued)

Wyoming Term Loan and Equipment Loan

The Company has entered into various term loan agreements with Stillwater National Bank and Trust (SNB) secured by real estate, equipment and accounts receivable. The Company borrowed $8.9 million, with another $2.5 million eligible for borrowing based on predefined performance levels. The loan bears interest at the prime rate + 1% with a minimum rate of 5.50% per annum and a maximum rate of 10.00% per annum. Interest is payable monthly until the earlier of 24 months from the date the term loan was executed, or the date the loan is fully funded. Installments of principal and interest are paid monthly with the balance due and payable in August 2015. The interest rate at December 31, 2010 and 2009 was 5.50%.

In addition, the Company has a $2.6 million equipment loan with SNB that was fully drawn at closing in August 2008. The loan bears interest at the prime rate + 1% with a floor of 5.50% and a ceiling of 10.00%. Installments of principal and interest are based on a 6-year amortization with the balance due and payable in August 2016. The interest rate at December 31, 2010 and 2009 was 5.50%.

9. Income Taxes

Income tax expense, for the year ended December 31, consists of the following:

	2010	2009
Current:
State expense	$18,957	$115,000

Income tax expense	$18,957	$115,000

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Income Taxes (continued)

A reconciliation of the Company’s effective income tax rate to the federal statutory rate, for the year ended December 31, follows:

	2010	2009
Federal statutory rate	$(1,825,515)	$(3,411,835)
Nondeductible items	1,849,954	4,384,838
True-up of net operating loss carryforwards	1,161,935	3,638,357
Rate change	984,207	—
Change in valuation allowance	(2,173,126)	(4,650,509)
State tax benefit, net	21,502	154,149

Income tax expense	$18,957	$115,000

Deferred tax assets and liabilities at December 31, consist of the following components:

	2010	2009
Deferred tax assets:
Account receivable allowance	$682,918	$2,023,183
Startup costs	3,248,685	3,264,341
Contributions	163,919	47,493
Accrued expenses	2,335,878	5,094,488
Net operating loss carryforwards	36,729,660	34,725,784

Total deferred tax assets	43,161,060	45,155,289

Deferred tax liabilities:
Property and equipment	5,335,631	5,245,476
Prepaids and other	466,810	378,068

Total deferred tax liabilities	5,802,441	5,623,544

Net deferred tax assets	37,358,619	39,531,745
Valuation allowance	(37,358,619)	(39,531,745)

Net deferred tax assets after valuation allowance	$—	$—

The Company has federal net operating loss carryforwards (NOL) at December 31, 2010 of approximately $100.7 million. The federal net operating loss carryforwards begin to expire in 2024.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Income Taxes (continued)

The Company has approximately $61.3 million of available net operating loss carryforwards for state tax purposes, which may be carried forward to offset future state taxable income, subject to legislative restrictions which vary by state. However, the New Mexico net operating loss carryforward began to expire in 2009 and will continue to expire through 2013, if not utilized. Management does not believe the future utilization of the federal net operating loss carryforwards will be limited by the provisions of Internal Revenue Code, Section 382.

The Company recorded valuation allowances of approximately $37 million and $40 million as of December 31, 2010 and 2009, respectively, to fully reserve net deferred tax assets as the realization criteria has not been met. In the future, should management conclude that these deferred tax assets are, at least in part, realizable; the valuation allowance will be reduced to the extent of such realization and recognized as a deferred income tax benefit in the statement of operations.

The Company has not recorded any expense or accrued for any related expense for any uncertain tax positions. The Company’s 2006 – 2010 years remain subject to examination for federal income tax purposes, whereas the 2005 – 2010 years remain subject to examination for certain state taxing jurisdictions where the Company operates.

10. Commitments and Contingencies

Construction Commitment

The Company commenced construction in September 2010 on a new IRF project in Texas and is expected to be completed in July 2011. The project will be self-funded, with an estimated construction cost of approximately $9.6 million.

Operating Leases

The Company has entered into various operating leases for its corporate offices and warehouse, an Alabama office, and land for its joint venture hospital.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Commitments and Contingencies (continued)

In December 2007, the Company, through its Wyoming joint venture, entered into a long-term lease with the local county for the land on which the hospital is located. The lease has an initial term of 49 years, and beginning in January 2008 requires annual payments of $114,375 for the first four years, and annual rent increases of 1% for each of the years thereafter. The lease allows for a total of five extension periods to the initial 49-year term, at 10 years per extension period. Lease expense is accounted for using the straight line method over the term of the lease. Amounts accrued for future rents at December 31, 2010 amounted to $84,352.

Future noncancelable payments under the Company’s outstanding operating lease commitments as of December 31, 2010 are as follows:

Year ending December 31,
2011	$366,376
2012	372,601
2013	365,710
2014	358,975
2015	340,403
Thereafter	6,174,589

Total	$7,978,654

Rental expense under operating lease commitments was $424,408 and $370,900 for 2010 and 2009, respectively.

Compliance with Laws and Regulations

The health care industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government health care program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Violations of these laws and regulations could result in expulsion from government health care programs, together with the imposition of significant fines and penalties as well as significant repayments for patient services previously billed. Management believes that the Company is in material compliance with fraud and abuse laws and regulations. Compliance with such laws and regulations can be subject to future review and interpretation as well as regulatory actions unknown or unasserted at this time.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

10. Commitments and Contingencies (continued)

In addition to the general and professional liability claims, the Company is involved in litigation and regulatory investigations arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, these matters are expected to be resolved without material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

11. Common Stock and Mandatorily Redeemable Preferred Stock

At December 31, 2010, the Company is authorized to issue 26.4 million shares of common stock, par value $0.01 per share, 3.6 million shares of mandatorily redeemable preferred stock, par value $0.01 per share, designated as Series A Redeemable Preferred Shares, 5.9 million shares of mandatorily redeemable preferred stock, par value $0.01 per share, designated as Series B Redeemable Preferred Shares, and 1.5 million shares of mandatorily redeemable preferred stock, par value $0.01 per share, designated as Series C Redeemable Preferred Shares (collectively referred to as the Preferred Shares).

In connection with the Ally July 2010 amendment (see Note 8), the Company’s principal investor agreed to invest additional equity, up to $15 million, in the Company in exchange for the issuance of Series C Preferred Shares. In July 2010, the Company received $5 million related to the issuance of 500,000 Series C Preferred Shares. The shares were issued at $10 per share. In addition, the Company agreed to pay its principal investor a 2% commitment fee per annum of the outstanding, undrawn commitment, compounded quarterly and payable in cash. For the year ended December 31, 2010, the Company paid $97,000 in commitment fees to its principal investor.

Parity Stock

The Preferred Shares rank on a parity with each other and have the same powers, preferences and rights.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Common Stock and Mandatorily Redeemable Preferred Stock (continued)

Voting Rights

The holders of the common shares are entitled to one vote per share on all matters to be voted on by the stockholders of the Company. The Preferred Shares are nonvoting.

Dividend Rights

Except as otherwise provided by the terms of the Preferred Shares agreement, the holders of the common shares shall be entitled to share equally, share for share, in any dividends. Holders of the Series A and B Preferred Shares, in preference to the holders of any other stock of the Company, including the common shares, were entitled to receive cumulative cash dividends at the rate of 10% of the original issue price ($10) per annum, compounded annually through January 1, 2010. On May 14, 2010, the Company filed the Third Amended and Restated Certificate of Incorporation to cease the accrual of dividends, on the Series A and B Preferred Shares, retroactive to January 1, 2010. Dividends on the Series A and B Preferred Shares that were accrued during the period from January 1, 2010 through May 14, 2010, amounting to $4.9 million, were forgiven and recorded as an increase to additional paid-in capital.

The Series C Preferred Shares accrue dividends at the rate of 15% of the original issue price ($10) per annum, compounded quarterly for one year after the original issue date, and thereafter at the rate of 18% of the original issue price per annum, compounded quarterly. Cumulative preferred dividends in the amount of $321,000 were accrued as of December 31, 2010.

Liquidation

Upon any liquidation, dissolution, or winding up of the Company, before any distribution or payment shall be made to the holders of any common shares, the holders of the Preferred Shares will be entitled to be paid out of the assets of the Company an amount per share equal to the sum of the Original Issue Price plus all accrued and unpaid dividends payable on the preferred stock (Liquidation Preference).

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

11. Common Stock and Mandatorily Redeemable Preferred Stock (continued)

Mandatory Redemption of Preferred Shares

The Third Amended and Restated Certificate of Incorporation also removed the mandatory redemption date of the Series A and B Preferred Shares, which was February 1, 2011. The effect of this amendment resulted in a reclassification of the estimated fair value of the Series A and B Preferred Shares subject to mandatory redemption, and the related accrued dividends, from liabilities to mezzanine equity.

In July 2010, the Company filed the First Amendment to the Third Amended and Restated Certificate of Incorporation, which reinstated the mandatory redemption date for all of the Preferred Shares to be December 31, 2013. This modification required the Company to record the estimated fair value of the Preferred Shares as debt since the shares are subject to mandatory redemption. The recorded value of the Preferred Shares prior to the modification amounted to $137.2 million, which includes accrued dividends of $43 million. At the modification date, the Company recorded the Preferred Shares at the estimated fair value of $112.7 million. The difference between the carrying value of the Preferred Shares and the fair value of the Preferred Shares, of $24.5 million, has been recorded in additional paid-in capital and will be accreted over the redemption period ending December 31, 2013. The Company has recorded accretion of $2.9 million for the year ending December 31, 2010.

If the Company is not able to pay the preferred stock redemption amount of $146,032,461 in December 2013, the Company will request an extension of the redemption date from the preferred stockholders.

Anti-Dilution Provisions

In the event the Company decides to issue additional common or preferred shares, the Company must first provide notice and opportunity to sell such shares to current shareholders.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Stock-Based Compensation

On January 12, 2004, the Board of Directors approved the Company’s 2004 Stock Option Plan (Option Plan). The Option Plan provides for the issuance of a maximum of 2.0 million shares of common stock to executives, employees, non-employee directors, and consultants of the Company. The options under the Option Plan typically vest over a four-year period. All options expire ten years from their date of issuance, and are granted at no less than the fair market value of the Company’s common stock at the date of grant.

Graded Vesting Options

Options granted on a graded vesting schedule become exercisable with respect to one-quarter of the total number of shares subject to the option 12 months after the date of its grant and with respect to an additional one-quarter at the end of each 12-month period thereafter during the succeeding three years.

The Company recorded $15,471 and $19,107 of stock-based compensation expense for graded vesting options in 2010 and 2009, respectively. Stock-based compensation expense is included in salaries and benefits operating expense. Unrecognized compensation expense associated with awards not yet vested as of December 31, 2010 and 2009 is $66,696 and $49,583, respectively, and is expected to be recognized over a weighted average period of two years.

The following table sets forth information about the weighted-average fair value of graded vesting options granted during 2010 and 2009 using the Black-Scholes pricing model and the weighted-average assumptions used for such grants.

	2010	2009
Weighted average fair value of options at grant date	$0.11	$0.10
Dividend yields	0%	0%
Expected volatility	53.08%	50.50%
Risk-free interest rates	4.01%	2.03%
Expected lives	5.9 years	6.5 years

The Company’s estimate of the volatility of its shares is based on reference to the historical volatility of two similar public companies as the Company has no trading history of its shares.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Stock-Based Compensation (continued)

Liquidity Event Vesting Options

The options will not vest or be exercisable unless and until a liquidity event that meets the requirements has occurred. A liquidity event is defined as any event or series of events which result in the primary preferred shareholder receiving a return on their total capital investment in the Company, which may include (i) a redemption or purchase of 50% or more of the total capital investment held by the primary preferred shareholder in the Company either by the Company or a third party investor, (ii) receipt by the primary preferred shareholder of equity in any purchaser or successor in a business combination involving the Company, or (iii) an initial public offering of equity of the Company in which the primary preferred shareholder is allowed to sell shares.

If a liquidity event has occurred, the liquidity event options vest and will be exercisable for a percentage of the aggregate number of shares covered by the option based on the investment multiple. The investment multiple is defined as the total cash or other value received by the primary preferred shareholders upon any liquidity event divided by the total capital investment made by the primary preferred shareholder in common and preferred stock of the Company taking into account all vested and vesting options. The following table lists the vesting percentages by investment multiple:

Percentage of Shares That May be Purchased
Investment multiple:
2.5x	100%
2.0x	50
1.75x	25
less than 1.75x	0

If investment multiples are between 1.75x and 2.0x, or 2.0x and 2.5x, a proration of the relevant vesting percentage would be made. Compensation expense will be recorded when it is probable that a liquidity event resulting in an investment multiple of at least 1.75x will occur. The Company has granted 200,000 liquidity event vesting options as of December 31, 2010. As of December 31, 2010, management has not determined that such a liquidity event is probable, and accordingly, no compensation expense has been recorded on liquidity event vesting options.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Stock-Based Compensation (continued)

Restricted Stock Grants

In April 2009, the Company approved the Ernest Health, Inc. Restricted Stock Plan (the Plan). In accordance with the Plan, the Company is permitted to grant restricted common stock to officers and other key employees as a means to encourage stock ownership and proprietary interest in the Company.

On April 16, 2009, the Company awarded four key officers shares of the Company’s restricted common stock amounting to 575,000 shares. The grants are restricted with no shares vesting until the 6th anniversary of the grant date or full vesting in the event of a change in control. The Company has recorded compensation expense, using the grant date fair value of $0.27 per share, ratably over the vesting period of 6 years. The amount of compensation recorded for the year ended December 31, 2010 and 2009, respectively, amounted to $25,875 and $18,328. As of December 31, 2010, the total amount of unrecognized compensation cost related to restricted stock grants was approximately $111,047, which is expected to be recognized over 4.5 years.

During November 2010, the Company granted 175,000 shares of restricted common stock. The grants are restricted with no shares vesting until the 4th anniversary of the grant date or full vesting in the event of a change in control. The Company has recorded compensation expense, using the grant date fair value of $0.51 per share, ratably over the vesting period of 4 years. The amount of compensation recorded for the year ended December 31, 2010 amounted to $4,072. As of December 31, 2010, the total amount of unrecognized compensation cost related to restricted stock grants was approximately $85,178, which is expected to be recognized over 3.9 years.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

12. Stock-Based Compensation (continued)

Option Disclosures

The following table summarizes information about stock option activity and stock options outstanding:

	Graded Vesting Options	Weighted Average Exercise Price Per Share
Outstanding at January 1, 2009	1,081,250	$0.50
Granted	305,000	0.50
Terminated/forfeited	(31,250)	0.50

Outstanding at December 31, 2009	1,355,000	0.50
Granted	160,000	0.49
Exercised/Converted	(18,750)	0.50
Terminated/forfeited	(56,250)	0.50

Outstanding at December 31, 2010	1,440,000	$0.50

Weighted average remaining contractual life of options outstanding at December 31, 2010	5.9 years

Number vested and exercisable at December 31, 2010	1,001,250	$0.50

Weighted average remaining contractual life of vested options at December 31, 2010	5.10 years

Available for grant at December 31, 2010	360,000

13. 401(k) Retirement Plan

The Company sponsors a 401(k) retirement plan (401(k) Plan) covering all eligible employees as defined by the 401(k) Plan. Contributions to the 401(k) Plan are based upon the amount of the employees’ deferrals and the employer’s matching formula. The Company made contributions to the 401(k) Plan during 2010 and 2009 of $463,161 and $473,520, respectively.

Ernest Health, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

14. Subsequent Event

Term Loan Proposal

In February 2011, the Company entered into a letter of intent with a potential lender to refinance all of the outstanding Ally and SNB debt, which is expected to close in April 2010. The final loan amount will include a term loan and a revolver, along with a mezzanine loan. The Company would be subject to fees which vary upon final loan agreements.